Exhibit 99.1

K&F INDUSTRIES HOLDINGS, INC. STOCKHOLDERS APPROVE MERGER
WITH MEGGITT-USA, INC.

WHITE PLAINS, NY — May 3, 2007 — K&F Industries Holdings, Inc. (“K&F”) (NYSE: KFI) today announced that K&F stockholders had approved the adoption of the merger agreement with Meggitt-USA, Inc. (“Meggitt”), the wholly-owned United States subsidiary of Meggitt PLC (LSE: MGGT.L), a UK public company, at K&F’s Special Meeting of Stockholders held today.

Closing of the transaction remains subject to and is scheduled to occur following receipt of all necessary domestic and certain foreign regulatory approvals, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the U.S. Exon-Florio regulations. The waiting period under the HSR Act is now scheduled to expire on May 11, 2007 and the waiting period under the Exon-Florio regulations is now scheduled to expire on May 18, 2007, in each case unless further extended.

“We are pleased with the outcome of today’s vote,” said Kenneth M. Schwartz, President and CEO of K&F.  “We believe that our merger with Meggitt is the best outcome for our stockholders, our employees and the future of our businesses.  On behalf of K&F’s Board of Directors and management team, I want to thank our investors and hard-working staff for their support throughout this process.  We look forward to completing this transaction with Meggitt as quickly as possible and we anticipate a smooth transition.”

As previously announced on March 6, 2007, K&F entered into a definitive merger agreement with Meggitt, which was unanimously approved by each company’s Board of Directors. Under the terms of the agreement Meggitt would acquire K&F for $27.00 per share in cash, valuing the total transaction at approximately $1.8 billion. On March 27, 2006, Meggitt PLC’s shareholders approved the proposed transaction and the issuance of new Meggitt PLC shares in a rights offering.

About K&F Industries Holdings, Inc.

K&F Industries Holdings, Inc. is a worldwide leader in the manufacture of braking equipment for commercial transport, general aviation and military aircraft through its Aircraft Braking Systems Corporation subsidiary.  K&F manufactures a wide range of braking equipment including antiskid, auto brake, brake by wire systems, and brake temperature monitoring systems as well as main and nose wheels, carbon and steel brakes, and ancillary equipment. Its products are installed on approximately 25,000 aircraft worldwide, more than any other supplier.  In addition, K&F operates Engineered Fabrics Corporation, a leading producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for the commercial and military markets.

Forward-Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of K&F by Meggitt and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, K&F and its industry.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain antitrust clearance and certain other governmental approvals in a timely manner or at all, (ii) the failure, under certain circumstances, of Meggitt to meet the conditions set forth in its financing documents and (iii) the satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in K&F’s reports and other documents filed with the SEC from time to time.  K&F assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of K&F’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by K&F that the statements will prove to be correct.